Exhibit 99.1

YETI Reports Third Quarter 2018 Financial Results

Net sales increased 7%

Net income grew 51%

Adjusted Net Income increased 81%

Austin, Texas, November 29, 2018 –YETI Holdings, Inc. (NYSE: YETI) today reported financial results for its third quarter ended September 29, 2018.

Third Quarter 2018 Highlights as Compared to Third Quarter 2017

•	Net sales increased 7% to $196.1 million
•	Gross margin improved 480 basis points to 49.7%
•	Net income increased 51% to $17.0 million, or $0.21 per diluted share
•	Adjusted Net Income grew 81% to $20.2 million, or $0.24 per diluted share
•	Adjusted EBITDA increased 26% to $38.4 million

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release. The non-GAAP adjustments include, non-cash stock-based compensation expense; asset impairment charges; early extinguishment of debt; investments in new retail locations and international market expansion; transition to Cortec majority ownership; transition to the ongoing senior management team; and transition to a public company.

Matt Reintjes, President and Chief Executive Officer of YETI Holdings, Inc., commented,  “We are pleased with our performance in the third quarter which resulted in a significant increase in both gross margin and net income. We continue to support and stoke a passionate customer base, design and develop superior product, and optimally balance our omni-channel distribution.  Looking ahead, we remain committed to executing against our growth strategies through expanding our customer base as we drive brand awareness, introducing new and innovative products, accelerating DTC sales and expanding our international presence. YETI is an exceptional brand with enormous opportunity.  I want to thank all of our customers and YETI employees whose passion has built YETI into the brand it is today.”

For the Three Months (Thirteen Weeks) Ended September 29, 2018:

Net sales increased 7% to $196.1 million compared with $183.0 million during the same period last year.

Wholesale channel net sales were approximately flat at $125.0 million compared to the same period last year with lower Coolers & Equipment net sales, offset by an increase in Drinkware net sales.  The decrease in Coolers & Equipment net sales was due primarily to a prior year non-recurring disposition of certain prior generation, excess end of life soft cooler inventories. The increase in Drinkware net sales in the wholesale channel was a result of replenishment orders from retail partners due to strong product sell through, sales of new products, and additional colorways for existing products.

Net sales through the Company’s direct-to-consumer (“DTC”) channel increased 23%, to $71.2 million compared to $58.0 million during the same period last year. DTC sales were driven by an increase in customer purchases on the Company’s website, YETI.com, and YETI Authorized on the Amazon Marketplace, as well as increased consumer and corporate customized Drinkware, primarily from YETIcustomshop.com.

YETI Holdings, Inc. Reports Third Quarter Financial Results

Coolers & Equipment net sales decreased 16%, to $86.7 million compared to $102.9 million during the same period last year. The decrease was within the wholesale channel and primarily due to the aforementioned disposition of certain prior generation, excess end of life soft cooler inventories during the third quarter of 2017.

Drinkware net sales increased 37%, to $104.0 million compared to $75.8 million during the same period last year driven by strong growth in both the wholesale and DTC channels. Growth in both channels benefitted from the expansion of the Drinkware product line, new Drinkware accessories, and the introduction of new Drinkware colorways.

Gross profit increased 19% to $97.5 million, or 49.7% of net sales, compared to $82.2 million, or 44.9% of net sales, during the same period last year.  The 480 basis point increase in gross profit margin was driven largely by cost improvements across the product portfolio, the lapping of the aforementioned inventory disposition, increased higher margin DTC channel sales and fixed cost leverage, partially offset by price reductions in select hard and soft coolers as the Company planned for new product introductions.

SG&A expense increased 21% to $69.4 million, or 35.4% of net sales, compared to $57.5 million, or 31.4% of net sales, during the same period last year.  The increase in SG&A dollars was mainly attributable to higher employee wages and benefits due to increased headcount and incentive compensation, professional fees, and increased facility, utility and outbound freight expenses.

Operating income increased 14% to $28.1 million, or 14.3% of net sales, compared to $24.7 million, or 13.5% of net sales, during the same period last year.

Adjusted Operating Income increased 29% to $31.7 million, or 280 basis points to 16.2% of net sales, compared to $24.6 million, or 13.4% of net sales, during the same period last year.

Balance Sheet and Cash Flow Highlights

Cash at the end of the third quarter totaled $52.1 million.

Inventory at the end of the quarter was $157.7 million compared to $227.2 million at the end of the third quarter of 2017.

Total debt was $387.8 million and net debt, which is total debt less cash of $52.1 million, to Adjusted EBITDA for the trailing twelve months was 2.6 times as of September 29, 2018. Adjusted EBITDA for the trailing twelve months was $130.0 million and is calculated using the fiscal 2017 Adjusted EBITDA of $97.5 million, as disclosed in our Final Prospectus for our initial public offering, (IPO), less Adjusted EBITDA for the nine months ended September 30, 2017 of $64.3 million, plus Adjusted EBITDA for the nine months ended September 29, 2018 of $96.8 million.

Cash flow provided by operating activities was $35.2 million and capital expenditures were $6.3 million for the third quarter 2018.

For the Nine Months (Thirty-Nine Weeks) Ended September 29, 2018:

Net sales increased 23% to $537.7 million compared with $437.1 million during the same period last year.

YETI Holdings, Inc. Reports Third Quarter Financial Results

Wholesale channel net sales increased 13%, to $360.7 million compared to $318.8 million during the same period last year.  Net sales through the Company’s DTC channel increased 49%, to $176.9 million compared to $118.4 million during the same period last year.

Coolers & Equipment net sales increased by 5%, to $240.0 million compared to $229.2 million during the same period last year. Drinkware net sales increased by 44%, to $280.7 million compared to $194.4 million during the same period last year.

Gross profit increased 27% to $255.3 million, or 47.5% of net sales, compared to $201.5 million, or 46.1% of net sales, during the same period last year.

SG&A expense increased 18% to $190.7 million, or 35.5% of net sales, compared to $161.4 million, or 36.9% of net sales, during the same period last year.

Operating income increased 61% to $64.6 million, or 12.0% of net sales, compared to $40.1 million, or 9.2% of net sales, during the same period last year.

Adjusted Operating Income increased 64% to $78.3 million, or 14.6% of net sales, compared to $47.9 million, or 11.0% of net sales, during the same period last year.

Net income increased 185% to $32.6 million, or $0.39 per diluted share, versus net income of $11.4 million, or $0.14 per diluted share, during the same period last year.

Adjusted Net Income increased 166% to $43.6 million, or $0.53 per diluted share, versus Adjusted Net Income of $16.4 million, or $ 0.20 per diluted share, during the same period last year.

Adjusted EBITDA increased by 51%, to $96.8 million from $64.3 million during the same period last year.

Company Updates

•	On October 24, 2018, the Company consummated its IPO at an offering price to the public of $18.00 per share.

•	The Company sold 2.5 million shares of its common stock in the IPO, resulting in total net proceeds of $37.9 million after deducting underwriters' discounts and expenses and other offering costs.

•	The Company plans to use the net proceeds from the IPO plus additional cash on hand to repay $50 million of debt under its outstanding credit facility.

For Fiscal 2018 the Company expects the following:

•	Net sales to increase between 19% and 20% compared to Fiscal 2017 with higher sales growth in the DTC channel relative to the wholesale channel;

•	Operating income as a percentage of net sales between 12.8% and 13.1%, primarily driven by higher gross margin;

•	Adjusted Operating Income as a percentage of net sales between 15.2% and 15.5%, primarily driven by higher gross margin;

YETI Holdings, Inc. Reports Third Quarter Financial Results

•	Net income per diluted share between $0.60 and $0.64. This assumes a tax rate of approximately 22.5% and approximately 83 million shares outstanding;

•	Adjusted Net Income per diluted share between $0.79 and $0.82, as compared to $0.28 last year;

•	Adjusted EBITDA between $141 million and $144 million, as compared to $97.5 million last year; and

•	Capital expenditures to be between $21 million and $24 million.

Conference Call Details

A conference call to discuss the third quarter fiscal 2018 financial results is scheduled for today, November 29, 2018, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13684291. The replay will be available until December 13, 2018. A copy of this press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K, and will be posted to our investor relations web site, prior to the conference call.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles ("GAAP").  Please see "Note Regarding Non-GAAP Financial Information and "Reconciliation of GAAP to Non-GAAP Financial Information" below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

About YETI:

YETI is a rapidly growing designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base. Our brand promise is to ensure each YETI product delivers exceptional performance and durability in any environment, whether in the remote wilderness, at the beach, or anywhere else life takes you. We bring our products to market through a diverse and powerful omni-channel strategy, comprised of our select group of national and independent retail partners and our DTC channel. By consistently delivering high-performing products, we have built a following of engaged brand loyalists throughout the United States, Canada, Australia, and elsewhere, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. Our relationship with customers continues to thrive and deepen as a result of our innovative new product introductions, expansion and enhancement of existing product families, and multifaceted branding activities.

Forward-looking statements:

This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements.  Forward-looking statements include statements containing words such as ‘‘anticipate,’’ ‘‘assume,’’ ‘‘believe,’’ ‘‘can have,’’ ‘‘contemplate,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘design,’’ ‘‘due,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘forecast,’’ ‘‘goal,’’ ‘‘intend,’’ ‘‘likely,’’ ‘‘may,’’ ‘‘might,’’ ‘‘objective,’’ ‘‘plan,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘potential,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would,’’ and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to growth strategies, the estimated and projected costs, expenditures, and growth rates, plans and objectives for future

YETI Holdings, Inc. Reports Third Quarter Financial Results

operations, growth, or initiatives, or strategies are forward-looking statements, including those set forth in the quote from the Company’s President and CEO, and the Fiscal 2018 guidance provided herein. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; our ability to successfully design and develop new products; our ability to effectively manage our growth; our ability to expand into additional consumer markets, and our success in doing so; the success of our international expansion plans; our ability to compete effectively in the outdoor and recreation market and protect our brand; problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; our ability to accurately forecast demand for our products and our results of operations; our relationships with our independent retail partners, who account for a significant portion of our sales; the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; the impact of our indebtedness on our ability to invest in the ongoing needs of our business; and other risks and uncertainties listed in YETI’s filings with the United States Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” and elsewhere in YETI’s final prospectus dated October 24, 2018 filed with the SEC on October 25, 2018, as such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with the SEC. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

Jean Fontana, 646-277-1214

jean.fontana@icrinc.com

Jennifer Davis, 646-677-1813

jennifer.davis@icrinc.com

Media Contact:

Alecia Pulman, 203-682-8224

alecia.pulman@icrinc.com

Brittany Fraser, 646-277-1231

brittany.fraser@icrinc.com

* * * * *

YETI Holdings, Inc. Reports Third Quarter Financial Results

YETI Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Net sales	$196,109	$183,032	$537,654	$437,140
Cost of goods sold	98,568	100,840	282,354	235,662
Gross profit	97,541	82,192	255,300	201,478
Selling, general, and administrative expenses	69,417	57,473	190,746	161,381
Operating income	28,124	24,719	64,554	40,097
Interest expense	(7,755)	(8,351)	(24,474)	(23,961)
Other (expense) income	(214)	111	(325)	1,261
Income before income taxes	20,155	16,479	39,755	17,397
Income tax expense	(3,125)	(5,208)	(7,161)	(5,970)
Net income	$17,030	$11,271	$32,594	$11,427
Net income per share
Basic	$0.21	$0.14	$0.40	$0.14
Diluted	$0.21	$0.14	$0.39	$0.14
Weighted average common shares outstanding
Basic	81,147	81,479	81,238	81,460
Diluted	82,924	82,988	82,946	83,015

YETI Holdings, Inc. Reports Third Quarter Financial Results

YETI Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 29,	December 30,	September 30,
(in thousands, except share data)	2018	2017	2017
ASSETS
Current assets
Cash	$52,100	$53,650	$34,736
Accounts receivable, net	61,915	67,152	64,861
Inventory	157,669	175,098	227,154
Prepaid expenses and other current assets	12,957	7,134	11,688
Total current assets	284,641	303,034	338,439
Property and equipment, net	72,405	73,783	77,567
Goodwill	54,293	54,293	54,426
Intangible assets, net	81,113	74,302	73,177
Deferred income taxes	9,088	10,004	5,496
Deferred charges and other assets	1,052	1,011	966
Total assets	$502,592	$516,427	$550,071
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$76,851	$40,342	$31,396
Accrued expenses and other current liabilities	44,674	45,862	40,725
Taxes payable	6,185	12,280	18,178
Accrued payroll and related costs	11,201	6,364	5,065
Current maturities of long‑term debt	47,050	47,050	46,550
Total current liabilities	185,961	151,898	141,914
Long-term debt, net of current portion	340,743	428,632	480,230
Other liabilities	13,047	12,128	11,687
Total liabilities	539,751	592,658	633,831
Commitments and contingencies
Equity
Common stock, par value $0.01; 400,000 shares authorized; 81,147, 81,535, and 81,535 shares outstanding at September 29, 2018, December 30, 2017, and September 30, 2017, respectively	811	815	815
Additional paid‑in capital	227,159	219,095	214,888
Accumulated deficit	(265,113)	(296,184)	(299,514)
Accumulated other comprehensive (loss) income	(16)	43	51
Total stockholders’ deficit	(37,159)	(76,231)	(83,760)
Total liabilities and stockholders’ equity	$502,592	$516,427	$550,071

YETI Holdings, Inc. Reports Third Quarter Financial Results

YETI Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 29,	September 30,
	2018	2017
Cash Flows from Operating Activities:
Net income	$32,594	11,427
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,218	15,171
Amortization of deferred loan costs	2,774	1,661
Stock‑based compensation	10,031	9,186
Deferred income taxes	916	13,410
Impairment of long‑lived assets	598	—
Gain on disposal of long‑lived assets	(20)	—
Changes in operating assets and liabilities:
Accounts receivable, net	5,197	(29,676)
Inventory	17,373	18,950
Income tax receivable	—	(257)
Other current assets	(3,104)	14,436
Accounts payable and accrued expenses	39,261	13,234
Taxes payable	(6,099)	(6,907)
Other	1,095	10,484
Net cash provided by operating activities	118,834	71,119
Cash Flows from Investing Activities:
Additions to property and equipment	(13,339)	(40,470)
(Additions) reductions to intangible assets, net	(10,752)	4,968
Changes in notes receivables	—	596
Cash paid to Rambler On for acquisition	—	(2,000)
Proceeds from sale of long‑lived assets	165	—
Net cash used in investing activities	(23,926)	(36,906)
Cash Flows from Financing Activities:
Changes in revolving line of credit	—	20,000
Repayments of long‑term debt	(90,663)	(34,163)
Payments of deferred financing fees	—	(1,957)
Cash paid for repurchase of common stock	(1,967)	—
Proceeds from employee stock transactions	53	99
Taxes paid in connection with exercise of stock options	(57)	(2,018)
Dividends	(2,523)	(2,812)
Payments of offering costs	(1,315)	—
Net cash used in financing activities	(96,472)	(20,851)
Effect of exchange rate changes on cash	14	83
Net change in cash	(1,550)	13,445
Cash, beginning of period	53,650	21,291
Cash, end of period	$52,100	$34,736

YETI Holdings, Inc. Reports Third Quarter Financial Results

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per diluted share, and Adjusted EBITDA.

Adjusted Operating Income and Adjusted Net Income are defined as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, investments in new retail locations and international market expansion, transition to Cortec majority ownership, transition to the ongoing senior management team, and transition to a public company, and, in the case of Adjusted Net Income, also adjusted for early extinguishment of debt and the tax impact of all adjustments. Adjusted Net Income per share is calculated using Adjusted Net Income, as defined above, and diluted weighted average shares outstanding. We define Adjusted EBITDA as net income before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; early extinguishment of debt; investments in new retail locations and international market expansion; transition to Cortec majority ownership; transition to the ongoing senior management team; and transition to public company. The expenses incurred related to these transitional events include: management fees and contingent consideration related to the transition to Cortec majority ownership; severance, recruiting, and relocation costs related to the transition to our ongoing senior management team; consulting fees, recruiting fees, salaries and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees in connection with our transition to a public company. All of these transitional costs are reported in selling, general, and administrative, or SG&A, expenses.

Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per diluted share, and Adjusted EBITDA are not defined under GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of our capital structure; the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a transitional nature. We also disclose Adjusted Operating Income, Adjusted Net Income, and Adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

The Company believes that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted Operating Income, Adjusted Net Income, and Adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, the effect of investments in new retail locations and international market expansion, and the impact of certain expenses related to transitional events that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted Operating Income, Adjusted Net Income, and Adjusted EBITDA. Our presentation of these non-GAAP

YETI Holdings, Inc. Reports Third Quarter Financial Results

measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
(dollars in thousands)	2018	2017	2018	2017
Operating income	$28,124	$24,719	$64,554	$40,097
Adjustments:
Non‑cash stock‑based compensation expense(a)(b)	2,923	2,678	10,031	9,186
Investments in new retail locations and international market expansion(a)(d)	52	—	292	—
Transition to Cortec majority ownership(a)(e)	—	—	750	750
Transition to the ongoing senior management team(a)(f)	350	90	1,694	90
Transition to a public company(a)(g)	233	(2,935)	1,003	(2,228)
Adjusted Operating Income	$31,682	$24,552	$78,324	$47,895
Net income	$17,030	$11,271	$32,594	$11,427
Adjustments:
Non‑cash stock‑based compensation expense(a)(b)	2,923	2,678	10,031	9,186
Early extinguishment of debt(c)	614	—	614	—
Investments in new retail locations and international market expansion(a)(d)	52	—	292	—
Transition to Cortec majority ownership(a)(e)	—	—	750	750
Transition to the ongoing senior management team(a)(f)	350	90	1,694	90
Transition to a public company(a)(g)	233	(2,935)	1,003	(2,228)
Tax impact of adjusting items(h)	(1,014)	60	(3,337)	(2,794)
Adjusted Net Income	$20,188	$11,164	$43,641	$16,431
Net income	$17,030	$11,271	$32,594	$11,427
Adjustments:
Interest expense	7,755	8,351	24,474	23,961
Income tax expense	3,125	5,208	7,161	5,970
Depreciation and amortization expense(i)	6,333	5,815	18,218	15,171
Non‑cash stock‑based compensation expense(a)(b)	2,923	2,678	10,031	9,186
Early extinguishment of debt(c)	614	—	614	—
Investments in new retail locations and international market expansion(a)(d)	52	—	292	—
Transition to Cortec majority ownership(a)(e)	—	—	750	750
Transition to the ongoing senior management team(a)(f)	350	90	1,694	90
Transition to a public company(a)(g)	233	(2,935)	1,003	(2,228)
Adjusted EBITDA	$38,415	$30,478	$96,831	$64,327
Net sales	$196,109	$183,032	$537,654	$437,140
Net income as a % of net sales	8.7%	6.2%	6.1%	2.6%
Adjusted operating income as a % of net sales	16.2%	13.4%	14.6%	11.0%
Adjusted net income as a % of net sales	10.3%	6.1%	8.1%	3.8%
Adjusted EBITDA as a % of net sales	19.6%	16.7%	18.0%	14.7%

(a)	All of these costs are reported SG&A expenses.
(b)

For the three months ended September 29, 2018 and September 30, 2017, non-cash stock-based compensation expense was $2.9 million and $2.7 million, respectively. For the nine months ended September 29, 2018 and September 30, 2017, non-cash stock-based compensation expense was $10.0 million and $9.2 million, respectively.

(c)	Represents preliminary accelerated amortization of deferred financing fees caused by early debt paydown of the Credit Facility during the three months ended September 29, 2018.
(d)	Represents retail store pre-opening expenses and costs for expansion into new international markets.

YETI Holdings, Inc. Reports Third Quarter Financial Results

(e)

Represents management fees of $0 and $0 for the three months ended September 29, 2018 and September 30, 2017, respectively. For the nine months ended September 29, 2018 and September 30, 2017, management fees were $0.8 million and $0.8 million, respectively.

(f)	Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.
(g)

Represents fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees associated with being a public company. For the three and nine months ended September 30, 2017, the expenses included an accrual reversal related to our 2016 IPO attempt.

(h)

Tax impact of adjustments calculated at a 24% and 36% tax rate for the three months ended September 29, 2018 and September 30, 2017, respectively. For the nine months ended September 29, 2018 and September 30, 2017, the tax rate used to calculate the tax impact of adjustments was 23% and 36%, respectively.

(i)	These costs are reported in SG&A expenses and cost of goods sold.

Reconciliation of Fiscal 2018 Expectations of GAAP to Non-GAAP Financial Information

	Fiscal 2018 Expectations
(dollars in thousands)	Low	High
Operating income	$97,500	$100,500
Adjustments:
Non‑cash stock‑based compensation expense(a)(b)	12,900	12,900
Investments in new retail locations and international market expansion(a)(d)	400	400
Transition to Cortec majority ownership(a)(e)	800	800
Transition to the ongoing senior management team(a)(f)	1,800	1,800
Transition to a public company(a)(g)	2,300	2,300
Adjusted Operating Income	$115,700	$118,700
Net income	$50,500	$53,500
Adjustments:
Non‑cash stock‑based compensation expense(a)(b)	12,900	12,900
Early extinguishment of debt(c)	1,200	1,200
Investments in new retail locations and international market expansion(a)(d)	400	400
Transition to Cortec majority ownership(a)(e)	800	800
Transition to the ongoing senior management team(a)(f)	1,800	1,800
Transition to a public company(a)(g)	2,300	2,300
Tax impact of adjusting items(h)	(4,365)	(4,365)
Adjusted Net Income	$65,535	$68,535
Net income	$50,500	$53,500
Adjustments:
Interest expense	31,900	31,900
Income tax expense	14,000	14,000
Depreciation and amortization expense(i)	25,400	25,400
Non‑cash stock‑based compensation expense(a)(b)	12,900	12,900
Early extinguishment of debt(c)	1,200	1,200
Investments in new retail locations and international market expansion(a)(d)	400	400
Transition to Cortec majority ownership(a)(e)	800	800
Transition to the ongoing senior management team(a)(f)	1,800	1,800
Transition to a public company(a)(g)	2,300	2,300
Adjusted EBITDA	$141,200	$144,200
Net sales	$760,694	$767,087
Operating income as a % of net sales	12.8%	13.1%
Adjusted operating income as a % of net sales	15.2%	15.5%

(a)	All of these costs are reported SG&A expenses.
(b)	For fiscal 2018, non-cash stock-based compensation expense is expected to be $12.9 million.

YETI Holdings, Inc. Reports Third Quarter Financial Results

(c)	Represents preliminary accelerated amortization of deferred financing fees caused by early debt paydown of the Credit Facility expected for fiscal 2018.
(d)	Represents retail store pre-opening expenses and costs for expansion into new international markets expected for fiscal 2018.
(e)	Represents management fees of $0.8 million expected for fiscal 2018.
(f)	Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team expected for fiscal 2018.
(g)

Represents expected fiscal 2018 fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees associated with being a public company.

(h)	Tax impact of adjustments calculated at an expected rate of 22.5% for fiscal 2018.
(i)	These costs are reported in SG&A expenses and cost of goods sold.